      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 2000
                                                   Registration No. 333-
===============================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                           __________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           __________________________

                               SCHLUMBERGER N.V.
                             (SCHLUMBERGER LIMITED)
             (Exact name of registrant as specified in its charter)

      NETHERLANDS ANTILLES                              52-0684746
  (State or other jurisdiction                       (I.R.S. Employer
of incorporation or organization)                   Identification No.)

         277 PARK AVENUE
       NEW YORK, NEW YORK                                10172-266

     42, RUE SAINT-DOMINIQUE
          PARIS, FRANCE                                    75007

    PARKSTRAAT 83, THE HAGUE
         THE NETHERLANDS                                  2514 JG
(Addresses of Principal Executive Offices)              (Zip Codes)

--------------------------------------------------------------------------------
                      SCHLUMBERGER 1998 STOCK OPTION PLAN
                           (Full title of the plan)
--------------------------------------------------------------------------------

                            JAMES L. GUNDERSON, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                              SCHLUMBERGER LIMITED
                                277 PARK AVENUE
                         NEW YORK, NEW YORK  10172-2066
                    (Name and Address of agent for service)

                                 (212) 350-9400
                    (Telephone number, including area code,
                             of agent for service)

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                     Proposed maximum       Proposed maximum
   Title of securities          Amount to be        offering price per     aggregate offering            Amount of
     to be registered            registered              share(1)               price (1)             registration fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share...........      12,000,000(2)             $75.25              $903,000,000               $238,392
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee and based upon the average of the high and low sales price of the shares of Common Stock of Schlumberger Limited quoted on the New York Stock Exchange on May 1, 2000.
(2) Plus such additional number of shares as may be issuable by reason of the antidilution provisions of the plan.
===============================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


     Note: The document(s) containing the information concerning the Schlumberger 1998 Stock Option Plan required by Item 1 of Form S-8 and the statement of availability of registrant information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     Schlumberger Limited, a corporation organized under the laws of the Netherlands Antilles, incorporates by reference in this registration statement the following documents:


1.  Our Annual Report on Form 10-K for the year ended December 31, 1999;

2.  Our Current Report on Form 8-K filed on January 10, 2000; and

3. The description of our common stock contained in our registration statement on Form 20 dated January 8, 1962, filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     Each document filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

     Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


ITEM 4.  DESCRIPTION OF SECURITIES

     Authorized, Issued and Treasury Shares

     We are authorized to issue 1,000,000,000 shares of common stock, par value $0.01 per share. On March 31, 2000, 667,071,863 shares were issued; 568,853,186 shares were outstanding; and 98,218,677 shares were held by us as treasury stock. In addition, we are authorized to issue, with some limitations with respect to voting rights, liquidation and dividend preferences, 200,000,000 shares of cumulative preferred stock, par value $0.01 per share, which may be issued in one or more separate series. If issued, the preferred stock may contain provisions allowing it to be converted into common stock under terms and conditions specified by our board of directors. No shares of preferred stock have been issued as of the date hereof.

     Dividend Rights

     All outstanding shares of our common stock (i.e., shares not held by us or our subsidiaries) are entitled to participate equally and receive dividends which may be paid out of available profits of the preceding fiscal year or years. All accumulated and unpaid dividends payable on preferred stock (if issued and outstanding) must be paid prior to the payment of any dividends on common stock. The amount of dividends payable with respect to any fiscal year is determined by the stockholders at the annual general meeting held within nine months of such fiscal year following such fiscal year, except that our board of directors may declare interim dividends.

     Voting Rights

     Each holder of shares of common stock is entitled to one vote for each share registered in that holder's name. Voting rights may be exercised in person or by proxy. No action to amend our articles of incorporation or to sell all or substantially all of our assets or to dissolve us can be taken except upon the authorization of the holders of at least a majority of the outstanding shares eligible to vote. In addition, holders of preferred stock (if issued and outstanding) would have additional rights to vote as a class on certain amendments to our articles of incorporation that would adversely affect the preferred stock. Any other action requiring the approval of the stockholders may be authorized by a majority of the votes cast at any meeting at which a quorum is present, except that, if a quorum is not present at any meeting, a second meeting may be called, to be held within two months, at which second meeting, despite the absence of a quorum, valid resolutions may be adopted with respect to any matter stated in the notice of the original meeting and of the second meeting. A quorum consists of not less than 50% of the shares outstanding and eligible to vote.

     Our board of directors is authorized to effect reorganizations or rearrangements of our corporate structure or that of our subsidiaries without the vote of stockholders if such reorganization or rearrangement does not result in any diminution of the beneficial interest of the stockholders in our assets. The board of directors may change our corporate domicile from the Netherlands Antilles to another jurisdiction without the necessity of any stockholder action or approval.

     Preemptive and Other Rights

     The shares of our common stock do not carry any preemptive or conversion rights, and there are no redemption provisions with respect to the common stock. The shares of preferred stock (if issued and outstanding) would not carry any preemptive rights, but our board of directors could specify conversion rights, redemption provisions and (within limits) liquidation preferences with respect to one or more series of preferred stock. We may for our own account purchase shares of common stock so long as at least one-fifth of our authorized capital stock remains outstanding with other holders. In the event of liquidation, each share of common stock is entitled to equal rights after satisfaction of any preferred stock liquidation preference.

     Listing, Transfer Agents and Registrars

     Our common stock is listed for trading on the New York, London, Paris, Amsterdam and Swiss stock exchanges. The Transfer Agent and Registrar for the common stock is Boston EquiServe LP, Boston, Massachusetts.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

       Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article IX, Section 7 of our Articles of Incorporation and Article V of our By-Laws provide that:

     We have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Schlumberger) by reason of the fact that he or she is or was a director, officer, employee or agent of Schlumberger, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Schlumberger, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     We have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Schlumberger to procure a judgment in our favor by reason of the fact that he or she is or was a director, officer, employee or agent of Schlumberger, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and except that no indemnification may be made in respect of any claim, issue or matter as to which that person has been finally adjudged to be liable to us for improper conduct unless and only to the extent that the court in which that action or suit was brought or any other court having appropriate jurisdiction determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for those expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction deems proper.

     To the extent that one of our directors, officers, employees or agents has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the two preceding paragraphs, or in defense of any claim, issue or matter therein, we will indemnify that person against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Any indemnification under the first two paragraphs in this item (unless ordered by a court) may be made by us only as authorized by contract approved, or by-laws, resolution or other action adopted or taken, by the board of directors or by the stockholders.

     Expenses incurred in defending a civil or criminal action, suit or proceeding will be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by us as authorized by Article V of the By-Laws or Article IX, Section 7 of the Articles of Incorporation.

     The indemnification and advancement of expenses provided by or granted pursuant to the other Sections of Article V of the By-Laws and Article IX,
Section 7 of the Articles of Incorporation are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of that person.

     We have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Schlumberger, or is or was serving at our request in such a capacity for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against that person and incurred by that person in any of those capacities or arising out of his status as such, whether or not we may indemnify him or her against such liability under the provisions of Article V of the By-Laws or Article IX, Section 7 of the Articles of Incorporation.

     For purposes of Article V of the By-Laws and Article IX, Section 7 of the Articles of Incorporation, reference to us or Schlumberger includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, stands in the same position under the provisions of Article V of the By-Laws and Article IX, Section 7 of the Articles of Incorporation with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     In addition, we maintain directors' and officers' liability insurance which insures against certain liabilities that the officers and directors of Schlumberger may incur in such capacities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.


ITEM 8.  EXHIBITS

     The following documents are filed as a part of this registration statement or incorporated by reference herein:


Exhibit
  No.
-------

           Description
           -----------

*4.1   --  Articles of Incorporation of Schlumberger N.V. as last amended on
           April 28, 1997 (incorporated by reference to Exhibit 3(i) to the Form
           10-Q for the quarter ended March 31, 1997, File No. 1-4601).
*4.2   --  By-laws of Schlumberger N.V. as last amended on October 20, 1993
           (incorporated by reference to Exhibit 3 to the Form 10-K for the year ended December 31, 1993, File No. 1-4601).
*4.3   --  Schlumberger 1998 Stock Option Plan (incorporated by reference to
           Exhibit 10(g) to the Form 10-K for the year ended December 31, 1997,
           File No. 1-4601).
*4.4   --  First Amendment to Schlumberger 1998 Stock Option Plan (incorporated by reference to Exhibit 10(i) to the Form 10-K for the year ended
           December 31, 1999, File No. 1-4601).
   5   --  Opinion of Ellen S. Summer, Esq. (filed herewith).
23.1   --  Consent of PricewaterhouseCoopers LLP, independent accountants (filed herewith).
23.2   --  Consent of Ellen S. Summer, Esq. (included in Exhibit 5).
  24   --  Powers of Attorney (filed herewith).

__________________

*    Incorporated by reference as indicated.

ITEM 9.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 5, 2000.


                                SCHLUMBERGER N.V.
                                (Schlumberger Limited)

                                By: /s/ Jack Liu
                                    ------------
                                    Jack Liu
                                    Executive Vice President--Finance;
                                    Chief Financial Officer and Chief
                                    Accounting Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on May 5, 2000 in the capacities indicated.



            *                                     *
------------------------------      ------------------------------
D. Euan Baird                       William T. McCormick, Jr.
Director, Chairman, President       Director
and Chief Executive Officer


            *                                     *
------------------------------      ------------------------------
Victor E. Grijalva                  Didier Primat
Director, Vice Chairman             Director


/s/ Jack Liu                                      *
------------------------------      ------------------------------
Jack Liu                            Nicolas Seydoux
Executive Vice President--Finance;
Chief Financial Officer and
Chief Accounting Officer


            *                                     *
------------------------------      ------------------------------
Don E. Ackerman                     Linda G. Stuntz
Director                            Director


            *                                     *
------------------------------      ------------------------------
John Deutch                         Sven Ullring
Director                            Director


            *                                     *
------------------------------      ------------------------------
Denys Henderson                     Yoshihiko Wakumoto
Director                            Director


            *
------------------------------
Andre Levy-Lang
Director

*By:  /s/ Ellen S. Summer
    --------------------------
    Ellen S. Summer
    Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit
  No.    Description
-------  -----------
 *4.1    --Articles of Incorporation of Schlumberger N.V. as last amended on
           April 28, 1997 (incorporated by reference to Exhibit 3(i) to the Form 10-Q for the quarter ended March 31, 1997, File No. 1-4601).
 *4.2    --By-laws of Schlumberger N.V. as last amended on October 20, 1993
           (incorporated by reference to Exhibit 3 to the Form 10-K for the year ended December 31, 1993, File No. 1-4601).
 *4.3    --Schlumberger 1998 Stock Option Plan (incorporated by reference to
           Exhibit 10(g) to the Form 10-K for the year ended December 31, 1997, File No. 1-4601).
 *4.4    --First Amendment to Schlumberger 1998 Stock Option Plan (incorporated by reference to Exhibit 10(i) to the Form 10-K for the year ended December 31, 1999, File No. 1-4601).
  5      --Opinion of Ellen S. Summer, Esq. (filed herewith).
 23.1 --Consent of PricewaterhouseCooper LLP, independent accountants (filed herewith).
 23.2    --Consent of Ellen S. Summer, Esq. (included in Exhibit 5).
 24      --Powers of Attorney (filed herewith).
_____________
*  Incorporated by reference as indicated.